As filed with the Securities and Exchange Commission on June 13, 2005

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Serologicals Corporation

(Exact name of registrant as specified
in its charter)

Delaware	58-2142225
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

5655 Spalding Drive Norcross, GA 30092
(Address of principal executive offices) (Zip code)

2005 Incentive Plan
(Full title of the plan)

Philip A. Theodore Vice President, General Counsel Serologicals Corporation 5655 Spalding Drive Norcross, Georgia 30092
(Name and address of agent for service)

Telephone number, including area code, of agent for service: (678) 728-2015.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	10,000,000	$19.625	(2)	$196,250,000.00	$23,098.63

(1)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such additional shares of Common Stock as may be issued pursuant to the anti-dilution provisions set forth in the 2005 Incentive Plan (the “2005 Plan”).

(2)   The Proposed Maximum Offering Price Per Share has been estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of Registrant’s Common Stock as reported on the Nasdaq National Market System on June 9, 2005.

SEROLOGICALS CORPORATION

REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                    Plan Information.*

Item 2.                    Registrant Information and Employee Plan Annual Information.*

*Information Required by Part I of Form S-8.  The document(s) setting forth the information specified in Part I of this Form S-8 will be sent or given to participants in the 2005 Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  These documents and the documents incorporated by reference into this Registration Statement on Form S-8 pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are on file at our principal executive offices and available, without charge, upon written request to: Philip A. Theodore, Vice President, General Counsel, Serologicals Corporation, 5655 Spalding Drive, Norcross, Georgia 30092.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                    Incorporation of Documents by Reference

We hereby incorporate by reference in this Registration Statement on Form S-8 the following documents:

(a)           Our Annual Report on Form 10-K for the fiscal year ended January 2, 2005, filed with the Securities and Exchange Commission on March 18, 2005, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)           Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2005, filed with the Securities and Exchange Commission on May 18, 2005, pursuant to Section 13 of the Exchange Act.

(c)           The description of our Common Stock, par value $0.01 per share, which is contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on May 17, 1995 pursuant to Section 12(g) of the Exchange Act.

In addition, all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.                    Description of Securities

Not applicable.

Item 5.                    Interests of Named Experts and Counsel

Mr. Philip A. Theodore, whose opinion as to the legality of the shares registered pursuant to this Registration Statement appears as Exhibit 5.1 hereto, is our Vice President, General Counsel.  As such, Mr. Theodore is one of our executive officers.  Mr. Theodore beneficially owns 32,973 shares of our Common Stock.

Item 6.                    Indemnification of Directors and Officers

The indemnification of our officers and directors is governed by Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) and our Amended and Restated Certificate of Incorporation (the “Certificate”).  Among other things, the DGCL permits indemnification of a director, officer, employee or agent in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation) to which such person is a party or is threatened to be made a party by reason of the fact of such relationship with the corporation or the fact that such person is or was serving in a similar capacity with another entity at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.

No indemnification may be made in any such suit to any person adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability, such person is under all circumstances, fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.  Under the DGCL, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard of conduct has been met by the party to be indemnified.  The determination must be made (1) by a majority vote of the directors who were not parties to the action even though less than a quorum, (2) by a committee of such directors designated by a majority vote of such directors, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification.  The DGCL provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise.  The DGCL also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

The Certificate provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date when the provisions become effective.

In addition, the Certificate provides that directors, officers and others shall be indemnified to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended), against any and all expense, liability and loss (including settlement) reasonably incurred or suffered by such person in connection with such service.  The Certificate further provides that, to the extent permitted by law, expenses so incurred by any such person in defending any such proceeding shall, at his request, be paid by us in advance of the final disposition of such action or proceeding.

The Certificate provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or acquire under any law, provision of By-laws or otherwise.

Pursuant to indemnification agreements with certain of our executive officers and directors, we have agreed to indemnify such persons (including their respective heirs, executors and administrators) to the fullest extent permitted by the DGCL against all expenses and liabilities reasonably incurred in connection with or arising out of any action, suit or proceeding in which such executive officer or director may be involved by reason of having been a director or officer of us or any of our subsidiaries.

We maintain directors and officers liability and company reimbursement insurance which, among other things (i) provides for payment on behalf of our officers and directors against loss as defined in the policy stemming from acts committed by directors and officers in their capacity as such and (ii) provides for payment on our behalf against such loss but only when we shall be required or permitted to indemnify directors or officers for such loss pursuant to statutory or common law or pursuant to duly effective certificate of incorporation or by-law provisions.

Item 16. Exhibits

Item 7.                    Exemption From Registration Claimed

Not applicable.

Item 8.                    Exhibits

See Exhibit Index.

Item 9.                    Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement that includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on June 13, 2005.

SEROLOGICALS CORPORATION

By:	/s/ David A. Dodd
David A. Dodd
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

The officers and directors of Serologicals Corporation whose signatures appear below hereby constitute and appoint Harold W. Ingalls, Samuel R. Schwartz and Philip A. Theodore, and each of them, their true and lawful attorneys and agents, with full power of substitution and re-substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8 (including post-effective amendments), and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David A. Dodd	President and Chief Executive Officer (Principal Executive Officer)	June 13, 2005
David A. Dodd

/s/ Harold W. Ingalls	Vice President, Finance and Chief Financial Officer (Principal	June 13, 2005
Harold W. Ingalls	Financial Officer)

/s/ Samuel R. Schwartz	Vice President, Controller and Chief Accounting Officer	June 13, 2005
Samuel R. Schwartz	(Principal Accounting Officer)

/s/ Desmond H. O’Connell, Jr.	Chairman of the Board of Directors	June 13, 2005
Desmond H. O’Connell, Jr.

/s/ Ralph E. Christoffersen, Ph.D.	Director	June13, 2005
Ralph E. Christoffersen, Ph.D.

/s/ Robert J. Clanin	Director	June 13, 2005
Robert J. Clanin

/s/ Wade Fetzer III	Director	June 13, 2005
Wade Fetzer III

/s/ Ronald G. Gelbman	Director	June 13, 2005
Ronald G. Gelbman

/s/ Gerard Moufflet	Director	June 13, 2005
Gerard Moufflet

/s/ Aaron J. Shatkin, Ph.D.	Director	June 13, 2005
Aaron J. Shatkin, Ph.D.

/s/ George M. Shaw, M.D., Ph.D.	Director	June 13, 2005
George M. Shaw, M.D., Ph.D.

/s/ Lawrence E. Tilton	Director	June 13, 2005
Lawrence E. Tilton

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 29, 2002).

4.2

Certificate of Amendment of Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2005).

4.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (File No. 33-91176), effective June 14, 1995).

5.1	Opinion of Counsel as to legality of securities being registered.*

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.*

24.1	Power of Attorney (included in signature page to this registration statement).

99.1

Serologicals Corporation Amended and Restated 2005 Incentive Plan (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 10, 2005).